Exhibit 23.2

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 No. 333-00000 and related Prospectus of NYSE Group, Inc. for the registration of 158,306,662 shares of its common stock and to the incorporation by reference therein of our report dated February 10, 2005, with respect to the consolidated financial statements and schedules of Archipelago Holdings, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

July 20, 2005